Exhibit 4

Execution Version

AGREEMENT

This Agreement, dated as of October 29, 2014 (this “Agreement”), is by and among Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”), Steven R. Becker, an individual resident of Texas (“Becker”), Matthew A. Drapkin, an individual resident of New York (“Drapkin”), BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, and Becker Drapkin Partners, L.P., a Texas limited partnership (collectively, with Becker and Drapkin, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have agreed to each take and refrain from taking certain actions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Advance Notice Deadline” means, with respect to any Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at such Annual Meeting would be considered “timely” under the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

(b) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement, provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, provided that the Shareholder Group does not control such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2 and is not an Affiliate.

(c) “Annual Meeting” means any annual meeting of stockholders of the Company.

(d) The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(g) “Nominating & Corporate Governance Committee” means the Nominating & Corporate Governance Committee of the Board.

(h) “Ownership Interest” means, with respect to the Common Stock, having beneficial ownership of the Common Stock.

(i) The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(j) “Standstill Period” means the period from the date hereof until the earlier of:

(i) thirty (30) days after the date on which Becker (or, as applicable, any replacement director appointed pursuant to Section 5 hereof) does not continue to serve as a member of the Board;

(ii) the ninetieth (90th) day prior to the Advance Notice Deadline for the first Annual Meeting where (A) Becker (or, as applicable, any replacement director appointed pursuant to Section 5 hereof) is eligible for nomination to the Board and (B) the Company has notified the Shareholder Group pursuant to Section 4(d) hereof that the Nominating & Corporate Governance Committee has resolved to not recommend Becker for election to the Board at such Annual Meeting; and

(iii) such date, if any, as the Company has breached in any material respect any of its representations, warranties, commitments or obligations set forth in Section 2, 4, 5, 13, 14, 15 or 17 of this Agreement and such breach has not been cured within thirty (30) days following written notice of such breach, so long as such breach is curable (with the understanding that a breach of Section 4(d) hereof is not curable).

2. Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

3. Representations and Warranties of the Shareholder Group, Etc. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a) Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound and which is material to the Shareholder Group’s business or operations.

(d) As of September 18, 2014, such member is the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such member in the report of beneficial ownership of Common Stock on Amendment No. 2 to Schedule 13D filed by members of the Shareholder Group with the SEC on September 18, 2014 (the “Schedule 13D”). As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates beneficially own in the aggregate 1,894,565 shares of Common Stock. Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.

4. Directors; Related Matters.

(a) Provided that the Shareholder Group’s Ownership Interest is, in the aggregate as of the Appointment Date, at least equal to 5% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act) (the “Ownership Test”) and a Shareholder Group Breach (as defined below) has not occurred and is not then continuing, as soon as reasonably practicable, but in any event, no later than a meeting of the Board to be held by November 3, 2014 (the “Appointment Date”), the Board shall, in accordance with the Company’s governance documents, adopt a resolution, effective as of the Appointment Date, to:

(i) increase the size of the Board to eight (8) directors;

(ii) appoint Becker to the Board, as a director in the class of directors whose terms shall expire at the Annual Meeting to be held in 2016 (the “2016 Annual Meeting”);

(iii) resolve that the Nominating & Corporate Governance Committee shall have five (5) members and appoint James W. Nall as chair thereto and Becker, Troy A. Clarke, Marco Di Toro and Joseph E. Pompeo as the other members thereof;

(iv) appoint James W. Nall to the office of Chairman of the Board, with such duties as shall be designated by the Board; and

(v) create as of the Appointment Date and maintain a Strategy Committee, comprising Becker as Chair thereto and Troy A. Clarke, Marco Di Toro and James W. Nall as the other members thereof.

(b) Becker consents and agrees to serve as a director of the Company as of the Appointment Date in accordance with the terms of this Agreement.

(c) Provided that the Ownership Test has been met, a Shareholder Group Breach has not occurred and is not then continuing and Becker consents to serve, then:

(i) the Board and the Nominating & Corporate Governance Committee shall nominate Becker for election to the Board as a director at the 2016 Annual Meeting; and

(ii) the Company shall recommend that the Company’s stockholders vote, and shall solicit proxies, in favor of the election of Becker at the 2016 Annual Meeting and otherwise support Becker for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d) Subject to Section 4(c) hereof and provided a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees, with respect to any Annual Meeting at which Becker is eligible for nomination as a director, to notify the Shareholder Group, no later than ninety (90) days prior to the Advance Notice Deadline of such Annual Meeting, in writing whether the Nominating & Corporate Governance Committee has resolved to nominate Becker for election at such Annual Meeting, and if the Nominating & Corporate Governance Committee has resolved to not so nominate Becker, then the Company shall take all appropriate action to (i) provide the Shareholder Group with at least a ninety (90) day period from such notification to comply with the advance notice provisions for nominations of directors at such Annual Meeting contained in the Company’s Amended and Restated Certificate of Incorporation and By-Laws and (ii) cause such Annual Meeting not to be held prior to 120 days following such notification.

(e) Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees that the Board shall, within 180 days of the date hereof, take all necessary steps to appoint one (1) new director to the Board (which such appointment, for the avoidance of doubt, may be effected by an increase in the size of the Board to nine (9) directors), who shall be mutually agreed upon by the Shareholder Group and the Company. In order to facilitate this process, the Company agrees to engage, within five (5) days of the Appointment Date, an executive search firm approved by the Shareholder Group to identify candidates for appointment as director to the Board.

(f) Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees that, until the conclusion of the Standstill Period, (i) the Company will not change the class year of Becker as a director unless (A) the Shareholder Group has consented to such change or (B) such change would extend the term of Becker’s term as a director, (ii) the Company will not increase the size of the Board except as necessary to comply with the terms of this Agreement, unless the Shareholder Group has consented to such increase, (iii) the Company will not remove Becker from the Nominating & Corporate Governance Committee without the prior consent of the Shareholder Group, so long as Becker continues to serve on the Board and meets all the charter, legal and listing requirements for service on such committee, and (iv) the Company will not fill any vacancy on the Board unless the Board would have less than seven (7) directors serving by not filling such vacancy or if the appointment is pursuant to Section 4(e) or 5 hereof.

(g) Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees that, so long as Becker is a member of the Board, Becker will be offered membership and will not be removed, if serving, on any committee of the Board constituted to evaluate strategic opportunities for the Company, including without limitation the Strategy Committee.

5. Replacement Directors. So long as a Shareholder Group Breach has not occurred and is not then continuing and the Ownership Test has been met, if, at any time prior to the conclusion of the Standstill Period, Becker is unable or unwilling to serve as a director of the Company, other than as a result of Becker’s resignation pursuant to Section 6 or Section 19 hereof, the Shareholder Group and the Board (excluding Becker) shall appoint a mutually agreeable replacement for Becker within ninety (90) days of Becker validly tendering his resignation from the Board (in which case all references in this Agreement to “Becker” with respect to Becker’s rights and obligations as a director shall refer to such replacement, as applicable), unless such right is waived by the Shareholder Group. Prior to such appointment, such replacement candidate shall satisfy the Board Membership Criteria (as defined in the Company’s Nominating & Corporate Governance Committee Charter) and complete the process set forth in the Company’s Nominating & Corporate Governance Committee Charter and Corporate Governance Principles, and shall execute and deliver to the Company a counterpart to this Agreement agreeing to be bound by the terms hereof, including without limitation, Sections 6, 10, and 19 hereof.

6. Minimum Ownership.

(a) Becker hereby irrevocably tenders his resignation as director effective as of the date that (i) the Ownership Interest of the Shareholder Group falls below 5% of the outstanding Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act) or (ii) the Shareholder Group breaches its obligation under Section 6(b) hereof and such breach has not been cured within five (5) days following written notice of such breach. The Board may accept such resignation, in its sole discretion, by a majority vote (excluding Becker). For the avoidance of doubt, in the event Becker resigns from the Board and a replacement director is appointed pursuant to Section 5 hereof, this Section 6(a) shall apply to such replacement director, and the Shareholder Group and its Affiliates and Associates shall cause such replacement director to fulfill such obligation.

(b) For purposes of this Agreement, the Ownership Interest of the Shareholder Group shall be determined based on the latest public filing made by the Shareholder Group with the SEC with respect to its Ownership Interest; provided, that if at any time the Shareholder Group is no longer required to publicly disclose its Ownership Interest through public filings made with the SEC, the Shareholder Group shall (i) promptly (and in any event within five (5) days) inform the Company of any change in its Ownership Interest, (ii) disclose its Ownership Interest to the Company on a quarterly basis and (iii) at the Company’s request, produce documentary evidence reasonably necessary to verify that its Ownership Interest reported to the Company is accurate.

7. Voting. At all shareholder meetings where the matters described in this Section 7 will be voted on during the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted (a) in favor of all directors nominated by the Board for election to the Board as a director (provided, that such nominees were not nominated in contravention of this Agreement) and (b) against any Sale Transaction (as defined below) that is not approved by a majority of the Board (provided, that the members of the Shareholder Group shall not be required to vote in favor of a Sale Transaction that was approved by the Board).

8. Standstill. Each member of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, alone or in concert with any other person, individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership in excess of 15% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the

Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), excluding the acquisition of equity-based compensation pursuant to Section 13 hereof and the exercise of any options or conversion of any convertible securities comprising such equity-based compensation;

(b) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board (provided, that such nominees were not nominated in contravention of this Agreement);

(c) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Shareholder Group or one or more of their respective Affiliates (provided that any such Affiliate signs a joinder to this Agreement) or to the extent such a group may be deemed to result with the Company or Becker or any of their respective Affiliates as a result of this Agreement;

(d) solicit proxies or written consents of stockholders or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or engage in discussions with, advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including, without limitation, any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(e) call or seek to call or to request the calling of a special meeting of the stockholders of the Company or seek to make or make a shareholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(f) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group would beneficially own, or have the right to acquire beneficial ownership of, more than 4.9% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Shareholder Group which are not actually known by the Shareholder Group to result in any transferee acquiring beneficial ownership of more than 4.9% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 8, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction has been approved by a majority of the Board and has been announced by the Company; provided, that this paragraph shall not require members of the Shareholder Group or Becker to vote in favor of a Sale Transaction that was approved by the Board;

(g) publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 7 hereof or this Section 8, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group, Becker or their respective Affiliates or Associates) to obtain any waiver, consent under, or amendment of any provision of this Agreement;

(h) disparage the Company or any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;

(i) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(j) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(k) take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided, that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit Becker from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required to comply with his fiduciary duties.

9. Support. During the Standstill Period, Becker, in his capacity as a director of the Company, will use reasonable efforts to support, at the Company’s sole cost and expense, the Company’s slate of directors in a manner generally consistent with the support provided by the other directors of the Company, provided that such slate of directors is consistent with the terms and conditions of this Agreement.

10. Company Policies.

(a) By the Appointment Date, Becker will have reviewed the Company’s Corporate Governance Principles, Code of Conduct Policy, Whistleblower Policy, Insider Trading Policy and all other Company policies concerning confidentiality, disclosure, insider trading, window periods and material non-public information, and the charters of the Nominating & Corporate Governance Committee and the Strategy Committee (collectively, the “Company Policies”), and Becker agrees to abide by the provisions of the Company Policies, including any confidentiality policies of the Company, as they may be amended from time to time, during his service as a director of the Company and for such period of time thereafter as may be set forth in the Company Policies; provided, that any provision of the Company Policies limiting the number of other boards of public companies on which a director may serve shall not be applicable to Becker.

(b) Until the date the Company files its next annual or quarterly report pursuant to Section 13 or 15(d) of the Exchange Act following the date on which no member of the Shareholder Group (nor any replacement director appointed pursuant to Section 5 hereof who is an Affiliate, Associate or employee of any member of the Shareholder Group) continues to serve as a member of the Board, the Shareholder Group will and will cause its Affiliates and Associates and all related persons to abide by all Company Policies concerning confidentiality, insider trading, window periods and material non-public information.

(c) The members of the Shareholder Group acknowledge that they are aware that United States securities law prohibits any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. [Reserved].

12. Questionnaires. By the Appointment Date, Becker shall have accurately completed the form of questionnaire provided by the Company for its use in connection with his appointment to the Board and preparation of the Company’s proxy statement and other reports filed with the SEC.

13. Compensation. Becker shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

14. Indemnification and Insurance. Becker shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

15. Non-Disparagement. Provided that a Shareholder Group Breach has not occurred and is not then continuing, the Company agrees, prior to the conclusion of the Standstill Period, that it shall not publicly disparage any member of the Shareholder Group, any member of the management of the Shareholder Group, or Becker, and that it shall cause the Board to act the same, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure.

16. Schedule 13D. The Shareholder Group shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing and shall accept any such reasonable and timely comments of the Company.

17. Expenses. Within two (2) business days of the date hereof, the Company shall reimburse the Shareholder Group for the reasonable and documented out-of-pocket expenses (up to a maximum of $75,000) actually incurred by the Shareholder Group in connection with the negotiation and execution of this Agreement. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement and all matters related hereto shall be paid by the party incurring such cost or expense.

18. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

19. Resignation. Becker hereby irrevocably tenders his resignation as director effective as of the date, if any, that any member of the Shareholder Group breaches and fails to cure in any material respect any of their representations, warranties, commitments or obligations set forth in Sections 3, 7, 8, 9, 10, 12 and 16 hereof (which, for the avoidance of doubt, shall include the failure of any member of the Shareholder Group to cause its respective Affiliates and Associates to comply with and perform such representations, warranties, commitments or obligations as if they were a party hereto and bound thereby), and such breach has not been cured within five (5) business days, with respect to breaches of Sections 7, 8, and 16 hereof, or thirty (30) days, with respect to breaches of other sections, following written notice of such breach so long as such breach is curable (any of the above or a breach of Section 6(b) hereof, a “Shareholder Group Breach”). The Board may accept such resignation, in its sole discretion, by a majority vote (excluding Becker). For the avoidance of doubt, in the event Becker resigns from the Board, and a replacement director is appointed pursuant to Section 5 hereof, this Section 19 shall apply to such replacement director, and the Shareholder Group and their respective Affiliates and Associates shall cause such replacement director to fulfill such obligation. A Shareholder Group Breach shall be considered to be “continuing” if it is not curable or, if curable, is not cured within the applicable time frame set forth in this Section 19.

20. Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 24 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

21. Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state. Each party hereto agrees to irrevocably waive any right to trial by jury.

22. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement. Facsimile or electronic (e.g., PDF) signatures shall be as effective as original signatures.

23. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives and assigns. No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void.

24. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below, or to such other facsimile number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 24, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 24, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 24:

if to the Company:

Fuel Systems Solutions, Inc.

780 Third Avenue

Floor 25 New

York, NY 10017

Facsimile: (646) 502-7171

Attention: Lead Director

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Facsimile: (212) 751-4864

Attention: M. Adel Aslani-Far, Esq.

Attention: David Kurzweil, Esq.; and

Day Pitney LLP

7 Times Square

New York, NY 10036

Facsimile: (212) 881-9023

Attention: Ronald H. Janis, Esq.

if to the Shareholder Group or any member thereof:

Becker Drapkin Management, L.P.

500 Crescent Court

Suite 230

Dallas, Texas 75201

Facsimile: (214) 756-6019

Attention: Steven R. Becker

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Facsimile: (212) 716-0830

Attention: Richard J. Birns, Esq.

25. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

26. Unenforceability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

27. Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ PIETRO BERSANI
Name:	Pietro Bersani
Title:	Chief Financial Officer

[Signature Page to Agreement]

/s/ STEVEN R. BECKER			/s/ MATTHEW A. DRAPKIN
Steven R. Becker			Matthew A. Drapkin

BC ADVISORS, LLC			BECKER DRAPKIN MANAGEMENT, L.P.

			By:	BC Advisors, LLC, its general partner
By:	/s/ STEVEN R. BECKER
Name:	Steven R. Becker
Title:	Managing Partner		By:	/s/ STEVEN R. BECKER
			Name:	Steven R. Becker
			Title:	Managing Partner

BECKER DRAPKIN PARTNERS (QP), L.P.			BECKER DRAPKIN PARTNERS, L.P.

By:	Becker Drapkin Management, L.P., its general partner		By:	Becker Drapkin Management, L.P., its general partner

By:	BC Advisors, LLC, its general partner		By:	BC Advisors, LLC, its general partner

	By:	/s/ STEVEN R. BECKER		By:	/s/ STEVEN R. BECKER
	Name:	Steven R. Becker		Name:	Steven R. Becker
	Title:	Managing Partner		Title:	Managing Partner

[Signature Page to Agreement]